EXHIBIT 10.1
August 8, 2006
Ms. Virginia Albert
[Address]
Dear Holly:
I am pleased to offer you the position of Senior Vice President, General Counsel, and Secretary, reporting to Robert Youngjohns, President and Chief Executive Officer. This position will commence not later than August 28, 2006.
Your starting salary will be $225,000.00 per year, which equals $18,750.00 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 55% of your base salary ($123,750 per year) which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. You will be eligible for 4/6ths (Sept – Dec) of the 2006 2nd half target bonus ($41,250 on target). Callidus will guarantee you 50% payout of the 2006 2nd half target bonus. As a further incentive, we will recommend to the Board of Directors (or an applicable Subcommittee) that you be granted an option to purchase 200,000 shares of Callidus Software Inc. common stock subject to the vesting schedule, terms and conditions of the Company’s stock plan, and the Company’s policies and procedures currently in effect on your start date. As a new member of executive management, and a Section 16 officer of Callidus, you will be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You need to execute and return these agreements to me for them to become effective.
As a regular, full-time employee, you are eligible to participate in Callidus’ benefits programs, including medical, vision, and dental insurance, and 401(k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. Our standard policy requires that you have a reasonably clean driving record and credit history and that we successfully complete a background check. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7-month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.

Ms. Virginia Albert
Offer Letter – Senior Vice President, General Counsel, Secretary

Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. The Company’s standard policy also requires that you participate in our direct deposit payroll program.
Holly, on behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to Paul Katawicz, Senior Corporate Counsel via the enclosed Federal Express envelope or otherwise to: Callidus Software, Attn: Paul Katawicz, Senior Corporate Counsel, 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113, not later than August 12, 2006, at 5:00 p.m. PST.
We look forward to working with you at Callidus Software. If you have any questions regarding any points in this letter please feel free to contact me. Welcome aboard!
Sincerely,
/s/ Robert Youngjohns
Robert Youngjohns
President, Chief Executive Officer
Callidus Software Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ V. Holly Albert		August 11, 1006

Signature of Virginia Albert	Date

August 28, 2006
I agree to start work for Callidus Software on:
Start Date